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The Board of Directors                      December 27, 2000
Broadview Media, Inc.
4455 West 77th Street
Edina, MN  55435

Dear Board of Directors:

This letter is to follow-up our discussions regarding Platinum Group's ("Platinum") involvement with Broadview Media, Inc. ("Broadview" or "Company").

Platinum will provide Broadview overall management of the Company by providing the equivalent of a minimum of one and one-quarter full time persons, with Dean Bachelor assuming the role of Chairman and CEO and Ken Ritterspach assuming the role of President and COO.

For these services, Broadview agrees to pay Platinum a $20,000 per month retainer starting January 1, 2001. In addition, Broadview agrees to compensate Platinum for any out-of-pocket expenses involving travel out of the twin cities area. Broadview acknowledges that Dean Bachelor and Ken Ritterspach will be eligible to receive stock options as may be determined by Broadview's Board of Directors for the positions and responsibilities assumed by such individuals.

Broadview agrees to indemnify and hold harmless Platinum and its associates against all charges or legal actions brought against Platinum while acting as consultants to Broadview, other than as to matters where Platinum or its associates have been negligent in their duties hereunder or where due to fraud or malfeasance Platinum or its associates have breached their obligations to Broadview under this agreement.

This agreement may be terminated by either party by sending a written notice to the other party no less than 120 days prior to the termination of the agreement.. After reviewing this engagement letter, if you are in agreement, please have a Board member countersign this agreement below, keeping a copy for your file. We look forward to working with you on this critically important project.

Very truly yours,

THE PLATINUM GROUP                          BROADVIEW MEDIA, INC.



/s/ Dean Bachelor                           /s/ Gerald W. Simonson
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By:  Dean Bachelor,                         By:  Gerald W. Simonson, Director
Managing Partner                            On behalf of the Board of Directors